Exhibit 99.1
PHI, Inc. Announces Public Offering of Non-Voting Common Stock
LAFAYETTE, La.—(BUSINESS WIRE)—March 30, 2006—PHI, Inc. (“PHI”) (Nasdaq: PHIIK) (Nasdaq: PHII) announced today that it plans to sell 4,287,920 shares of its non-voting common stock pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. The underwriters have the option to purchase up to 643,188 additional shares of non-voting common stock to cover over-allotments, if any. UBS Investment Bank will act as sole book-running manager for the offering. Howard Weil Incorporated will act as co-manager for the offering.
PHI intends to use substantially all of the net proceeds from the offering to partially fund its pending tender offer and related consent solicitation with respect to its $200 million principal amount of 9 3/8% senior notes due 2009 and to partially finance the continued expansion of its aircraft fleet. Although the tender offer is expected to close on April 24, 2006, there can be no assurance that the tender offer will be subscribed for in any amount, in which case, the net proceeds from the offering would be used for general corporate purposes, which may include the redemption of debt and the purchase of aircraft.
A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, New York, 10019, Phone: (212) 821-3884, or from any of the other underwriters.
This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
Certain matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets, and other factors and uncertainties inherent in providing helicopter transportation and related services discussed in PHI’s filings with the Securities and Exchange Commission. Specifically, PHI cannot assure you that the proposed transaction described above will be consummated on the terms currently contemplated, if at all, or that the tender offer will be subscribed for in any amount or at all. PHI disclaims any obligation to update publicly its forward looking statements, whether as a result of new information, future events or otherwise.
PHI provides helicopter transportation and related services to a broad range of customers in the offshore oil and gas exploration and production industry, primarily in the Gulf of Mexico, and helicopter and fixed-wing medical transportation services in support of the medical and emergency response industries throughout the United States. PHI also provides third-party aircraft maintenance services to select customers. PHI’s non-voting common stock and voting common stock are traded on The Nasdaq National Market System (symbols PHIIK and PHII).
Contacts:
PHI, Inc.
Michael J. McCann, 337-235-2452